Schedule A
To
Quaker Investment Trust
Investment Advisory Agreement
Portfolios of the Trust
As amended August 22nd, 2008
     The following Funds offered by Quaker Investment Trust (the “Trust”), and the fees payable to Quaker Funds, Inc. (“Adviser”) for services rendered to each such Fund, are as follows:

Name of Fund	Annual Fee Rate
(as perentage of average daily net assets)
Quaker Strategic Growth Fund	1.30%
Quaker Mid-Cap Value Fund	1.05%
Quaker Small-Cap Value Fund	1.20%
Quaker Capital Opportunities Fund	1.05%
Quaker Biotech Pharma-Healthcare Fund	1.45%
Quaker Global Total Return Fund	1.25%
Quaker Small Cap Growth Total Return Fund	1.00%
     The following table shows the fees payable to the respective sub-advisers by the Adviser for investment sub-advisory services rendered to each Fund:

		Annual Fee Rate,
		as percentage of
		average daily net
Name of Fund	Name of Sub-Adviser	assets
Quaker Strategic Growth Fund	D.G. Capital Management, Inc.	0.75%
Quaker Mid-Cap Value Fund	Global Capital Management, Inc.	0.75%
Quaker Small-Cap Value Fund	Aronson+Johnson+Ortiz, LP	0.90%
Quaker Capital Opportunities Fund	Knott Capital Management	0.75%
Quaker Biotech Pharma-Healthcare Fund	Sectoral Asset Management, LC	0.95%
Quaker Global Total Return Fund	D.G. Capital Management, Inc.	0.75%
Quaker Small Cap Growth Total Return Fund	Bjurman, Barry & Assoc.	0.50%
QUAKER INVESTMENT TRUST
/s/ Justin Brundage
Justin Brundage
Secretary
Date: August 22, 2008